Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of ADC Therapeutics SA of our report dated March 2, 2020, except for the effects of the share consolidation discussed in Note 2 (v) to the consolidated financial statements, as to which the date is April 24, 2020 relating to the consolidated financial statements of ADC Therapeutics SA, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA
Lausanne, Switzerland
May 14, 2020